Exhibit 10.20

EARN-IN AGREEMENT

This EARN-IN AGREEMENT (the “Agreement”) is amended as of Dec 30, 2009  (the “Effective Date”), between and among (i) Zhang Xiao Yan, a Hong Kong individual (the “Seller”); and (ii) the signatories to this Agreement indicated as “Buyers,”[Tang Hui Tian, Jiang You Ru, Liu Chun Lin, Wei Wen De, Wang Bang Fu, Zhao Ming An, Zhang Qing Qiu, Yang Xiao Jian, Meng Yuan Gang, Jiang Qi Feng, He Wen Heng, Liu Gong Chun, Jia Jun Wen, Tan Yu Jing, Li Jing Hua, Ye Yuan Jian] each an individual citizen of the People’s Republic of China (collectively, the “Buyers”) (each of the foregoing, a “Party” and together, the “Parties”). Capitalized terms not otherwise defined have the meanings assigned to them in Appendix A to this Agreement. As effective of this amendment, all previous earn-in agreements entered into are automatically ceased being effective.

RECITALS

A.
The Seller is the sole shareholder of Ingenious Paragon Global Limited, a company organized and existing under the laws of British Virgin Islands (“Holdco”). Holdco in turn is the sole equity holder of Forever Well Asia Pacific Limited, a company organized and existing under the laws of Hong Kong. Forever Well Asia Pacific Limited is the sole equity holder of Guangxi Liuzhou Baicaotang Medicine Co. Ltd, a wholly foreign-owned company existing under the laws of the People’s Republic of China (the “Operating Company”). The Buyers are the former equity holders of the Operating Company.

B.
After the date of this Agreement, the Seller intends to enter into a share exchange agreement (the “Exchange Agreement”) with a United States-domiciled public reporting shell company whose securities are quoted on the over-the-counter bulletin board (the “Shell Company”).  Upon consummation of the transactions contemplated by the Exchange Agreement (the “Exchange Transaction”), the Shell Company will, in exchange for the issuance of shares of the common stock of the Shell Company, acquire 100% of the issued and outstanding capital stock of Holdco, and, indirectly, sole ownership of the Operating Company. The Call Right described in this Agreement will relate to shares of the capital stock of Holdco until such time as those shares are exchanged for shares of the Shell Company, and thereafter pari passu to the shares of the Shell Company held by the Seller.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficient of which is acknowledged by the Parties, the Parties agree as follows:

AGREEMENT

The Parties to this Agreement, intending to be bound thereby, in consideration for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, agree as follows.

ARTICLE I

CALL RIGHT

1.1
Call Right.   The Buyers will have, during the Exercise Period, and according to the following schedule, the right and option to purchase from the Seller, and upon the exercise of such right and option the Seller will have the obligation to sell to the Buyers, a portion of the Seller’s Shares identified in the Call Exercise Notice (the “Call Right”).  Any Shares not purchased at a point in the following schedule may be purchased at any later point in the schedule. “Seller’s Shares” means those shares of the capital stock of the Holdco or, upon and after the Exchange Transaction, those exchanged shares of the Shell Company held by the Seller totaled at 22,480,000 shares of the Shell Company’s issued and outstanding common shares, as the case may be at the time when the Buyer exercises the Call Right.

(a)
One year after a date which the $26M 2010 after tax net income is achieved and a satisfactory audit report is issued of the result according to US GAAP for the 2010 after tax net income guaranteed to the investors in an equity financing (the “Equity Financing”), but before the Expiration Date (as defined below), each Buyer may exercise a Call Right to his or her Proportionate Share (as defined below) of 50% of the make-good shares of the Seller’s Shares.

(b)
One year after a date which the $28M 2011 make-good is achieved and a satisfactory audit report is issued according to US GAAP for the 2011 after tax net income , but before the Expiration Date (as defined below), each Buyer may exercise a Call Right to his or her Proportionate Share (as defined below) of 50% of the make-good shares of the Seller’s Shares.

As used in this Agreement, “Proportionate Share” means the percentage set forth next to a Buyer’s name on Exhibit C to this Agreement.

1.2
Call Period.  The Call Right will be exercisable by the Buyer by delivering a Call Exercise Notice at any time during the period (the “Exercise Period”) commencing on the earliest date on which a Call Right may be exercised pursuant to Section 1.1 (the “Initial Call Date”) and ending at 6:30 p.m. (New York time) on the fifth anniversary of the Initial Call Date (such date or the earlier expiration of the Call Right is referred to herein as the “Expiration Date”).

1.3
Exercise Process.   In order to exercise the Call Right during the Exercise Period, the Buyer must deliver to the Seller a written notice of such exercise substantially in the form attached hereto as Exhibit B (a “Call Exercise Notice”) to such address or facsimile number set forth therein. The Call Exercise Notice will indicate the number of the Seller’s Shares as to which the Buyer is then exercising its Call Right and the aggregate Call Price. Provided the Call Exercise Notice is delivered in accordance with Section 5.2 to the Seller on or prior to 6:30 p.m. (New York time) on a Business Day, the date of exercise (the “Exercise Date”) of the Call Right will be the date of such delivery of such Call Exercise Notice. In the event the Call Exercise Notice is delivered after 6:30 p.m. (New York time) on any day or on a date which is not a Business Day, the Exercise Date will be deemed to be the first Business Day after the date of such delivery of such Call Exercise Notice. The delivery of a Call Exercise Notice in accordance herewith will constitute a binding obligation (a) on the part of the Buyer to purchase and (b) on the part of the Seller to sell, the Seller’s Shares subject to such Call Exercise Notice in accordance with the terms of this Agreement.

1.4	Call Price.

(a)
With respect to any exercise of the Call Right, the per-share “Call Price” will be equal to Three Hundred Thousand United State Dollars (US$300,000) (the “Aggregate Call Price”), divided by[ 22,480,000].

(b)
The Buyers will pre-pay the aggregate Call Price to the Seller, in the amount of Three Hundred Thousand United States Dollars, by wire transfer of immediately available funds or by another method notified in writing by the Seller to the Buyers before such payment is made, concurrently with the investment by the investors in the Equity Financing.

(c)
Within thirty (30) days after the Expiration Date, or upon written termination and release by any Buyer of any unexercised Call Rights held by such Buyer, Seller will refund to such Buyer the amount of the aggregate Call Price corresponding to the Seller’s Shares as to which there is no longer a Call Right, without interest.

1.5
Delivery of the Shares.    Upon the receipt of a Call Exercise Notice and the payment of the Call Price, the Seller will deliver, or take all steps necessary to cause to be delivered, the Seller’s Shares being purchased pursuant to such Call Exercise Notice.

ARTICLE II

ENCUMBRANCES; TRANSFERS, SET-OFF; ESCROW

2.1
Encumbrances.   Upon exercise of the Call Right, the Seller’s Shares being purchased will be sold, transferred and delivered to the Buyer free and clear of any claim, pledge, charge, lien, preemptive rights, restrictions on transfers (except as required by securities laws of the United States), proxies, voting agreements and/or any other Encumbrance.

2.2
Lock-up; Transfers.   Prior to the Expiration Date, the Seller will not transfer to any other Person and will continue to own, free and clear of any Encumbrance, except (a) as may be required by the Exchange Agreement; and/or (b) as may be required in order to give effect to the provisions of Section 2.5, such amount of the Seller’s Shares as may be required from time to time to in order for the Buyer to exercise its Call Right in full.

2.3
Legend.   The Seller will cause a notification to be made in the share register of Holdco, and, upon and after the Exchange Transaction, will cause to be placed on any share certificate representing any of the Seller’s Shares, language in substantially the form as follows:

“THE SHARES REGISTERED IN THE NAME OF [ • ] OR REPRESENTED BY THIS CERTIFICATE, AS THE CASE MAY BE, ARE SUBJECT TO A CALL RIGHT WHICH PROHIBITS THEIR TRANSFER TO ANY PERSON OTHER THAN THE HOLDER OF THAT RIGHT PRIOR TO THE EXERCISE OF THE RIGHT OR ITS EXPIRATION. ANY PERSON ACCEPTING ANY INTEREST IN THE SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE EARN-IN AGREEMENT IN WHICH THAT CALL RIGHT IS SET FORTH, AND THE SHARES WILL REMAIN SUBJECT TO THE CALL RIGHT AS PROVIDED THEREIN. A COPY OF THE EARN-IN AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

2.4
Set-off.   The Buyer will be absolutely entitled to receive all the Seller’s Shares subject to the exercise of a Call Right, and for the purposes of this Agreement, the Seller hereby waives, as against the Buyer, all rights of set-off or counterclaim that would or might otherwise be available to the Seller.

2.5	Escrow of the Seller’s Shares

(a)
Upon the Exchange Transaction, the Seller will deliver to [Loeb & Loeb, LLP.], as collateral agent (the “Collateral Agent”), certificates representing the Seller’s Shares. The certificates representing the Seller’s Shares (together with duly executed stock powers in blank) will be held by the Collateral Agent.

(b)
Upon receipt of a Call Exercise Notice, the Collateral Agent will promptly deliver the Seller’s Shares being purchased pursuant to such Call Exercise Notice in accordance with the instructions set forth therein and in accordance with any other lock-up, make-good or similar agreement in place between the Buyer or the Seller and other third party. In the event that the Collateral Agent receives notice from the Parties that the Conditions have not been met, the Seller’s Shares will be distributed in accordance with their instructions.

(c)
After the delivery of the documents mentioned in the above paragraph (a), neither party may wholly or partially terminate the escrow relationship with the Collateral Agent or wholly or partially modify the terms and conditions agreed for the escrow of the Seller’s Shares at any time before the 35th day subsequent to the Expiration Date, except that the Buyers effectively enforced the Call Right.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer, that:

(a)
Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Seller. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)
No Conflicts.   Neither the execution or delivery of this Agreement by the Seller nor the fulfillment or compliance by the Seller with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of the Seller or (B) any contract or any judgment, decree or order to which the Seller is subject or by which the Seller is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Seller or compliance with the provisions hereof by the Seller does not, and will not, violate any provision of any Law to which the Seller is subject or by which it is bound.

(c)
No Actions.   There are no lawsuits, actions or, to the best knowledge of the Seller, investigations, claims or demands or other proceedings pending or, to the best of the knowledge of the Seller, threatened against the Seller that, if resolved in a manner adverse to the Seller, would adversely affect the right or ability of the Seller to carry out its obligations set forth in this Agreement.

(d)
Title.  The Seller owns the Seller’s Shares free and clear of any Encumbrance whatsoever, except as contemplated by this Agreement. The Seller has not entered into nor is a party to any agreement that would cause the Seller to not own the Seller’s Shares free and clear of any Encumbrance, except as contemplated by this Agreement.

3.2	Representations and Warranties of the Buyers. Each Buyer represents and warrants to the Seller, as to him/herself and not as to any other Buyer, that:

(a)
Due Authorization.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder to be carried out by it have been duly authorized by all necessary action on the part of the Buyer. This Agreement, and all agreements and documents executed and delivered pursuant to this Agreement, constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, subject to applicable Bankruptcy Laws and other laws or equitable principles of general application affecting the rights of creditors generally.

(b)
No Conflicts.  Neither the execution or delivery of this Agreement by the Buyer nor the fulfillment or compliance by the Buyer with any of the terms hereof will, with or without the giving of notice and/or the passage of time, (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, (A) the organizational or charter documents of the Buyer or (B) any contract or any judgment, decree or order to which the Buyer is subject or by which the Buyer is bound, or (ii) require any consent, license, permit, authorization, approval or other action by any Person or Governmental Body which has not yet been obtained or received. The execution, delivery and performance of this Agreement by the Buyer or compliance with the provisions hereof by the Buyer does not, and will not, violate any provision of any Law to which the Buyer is subject or by which it is bound.

(c)
No Actions.  There are no lawsuits, actions or, to the best knowledge of the Buyer, investigations, claims or demands or other proceedings pending or, to the best knowledge of the Buyer, threatened against the Buyer that, if resolved in a manner adverse to the Buyer, would adversely affect the right or ability of the Buyer to carry out its obligations set forth in this Agreement.

ARTICLE IV

EVENTS OF DEFAULT AND TERMINATION

4.1
Events of Default. The occurrence at any time with respect to a Party (the “Defaulting Party”) of any of the following events will constitute an event of default (an “Event of Default”) with respect to such party:

(a)
Failure to Pay or Deliver.  The failure by a Party to make, when due, any payment under this Agreement or deliver the Seller’s Shares in accordance with this Agreement, if such failure is not remedied on or before the third Business Day after notice of such failure is given to the Defaulting Party.

(b)
Breach of Agreement.  The failure by a Party to comply with or perform any agreement, covenant or obligation (other than a failure described in Section 4.1(a), which will be governed by Section 4.1(a)) to be complied with or performed by such Party in accordance with this Agreement if such failure is not remedied on or before the tenth Business Day after notice of such failure is given to the Defaulting Party.

(c)
Bankruptcy.  A Party (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any relief under any Bankruptcy Law, or a petition is presented for its winding-up or liquidation, and in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (7) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or rescinded, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it that, under applicable Law, has an analogous effect to any of the events described in clauses (1) through (7); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

4.2
Liquidated Damages.   If at any time an Event of Default with respect to a Party has occurred and is continuing, the other party may claim a liquidated damage up to [·]% of the Call Price. The Event of Default will not affect the effectiveness and performance of this Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1
Further Assurances. Each Party will execute and/or cause to be delivered to each other Party such instruments and other documents, and will take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

5.2
Notices.   Any notice or other communication required or permitted to be delivered to any Party will be in writing and will be deemed properly delivered, given and received upon dispatch by hand, courier or express delivery service with receipt confirmed by signature of the addressee, to the address set forth beneath the name of such Party below (or to such other address as such Party may specify in a written notice given to the other Parties):

If to the Seller:	[ Flat E, 11/F, Block I, Venice Garden, No. 1 Po Wing Road, Sheungshui, N.T., Hong Kong ] [ • ]
With Copies to:	[ Loeb & Loeb, LLP., 345 Park Avenue New York, New York 10154]
If to the Buyers:	[ NO. 102 Chengzhan Road, Liuzhou City, Guangxi Province, PRC ] [ • ]
With Copies to:	[[ Loeb & Loeb, LLP., 345 Park Avenue New York, New York 10154]

5.3	Time of The Essence. Time is of the essence of this Agreement.

5.4
Headings, Gender and Usage.   The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement. For purposes of this Agreement: (a) the words “include” and “including” will be taken to include the words, “without limitation;” and (b) whenever the context requires, the singular number will include the plural, and vice versa; and each of the masculine, feminine and neuter genders will refer to the others.

5.5
Governing Law and Language.   This Agreement, including all matters of construction, validity and performance, will in all respects be governed by, and construed in accordance with, the laws of Hong Kong (without giving effect to principles relating to conflict of laws).  This Agreement is written in English and the English language will govern any interpretation of this Agreement.

5.6
Venue and Jurisdiction.   If any legal proceeding or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefore will be in Hong Kong, which will be deemed to be a convenient forum.  Each of the Parties hereby expressly and irrevocably consents and submits to the jurisdiction of the courts in Hong Kong.

5.7
Interpretation.  Each Party acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party may not be applied in connection with the construction or interpretation of this Agreement.

5.8
Successors and Assigns.  Each of the Parties will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. The provisions hereof will inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties. This Agreement is binding upon, inures to the benefit of and is enforceable by Buyers, Seller and their respective successors and assigns.

5.9	Waiver.

(a)
No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)
No Person will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

5.10
Entire Agreement; Amendment.  This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended only with the written consent of each Party.

5.11
Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, will be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.

5.12
Entire Agreement.   This Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

5.13	Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

 [Remainder of Page Intentionally Left Blank]

In Witness Whereof, the Parties have caused this Agreement to be executed and delivered as of the date first set forth above.

“SELLER” Zhang Xiao Yan, a Hong Kong individual By: ____________________________ Name: Zhang Xiao Yan Title:	Acknowledged and Agreed To: “COLLATERAL AGENT” [●] a company formed and existing under the laws of [●] By: ____________________________ Name: Title:
“BUYER” [Tang Hui Tian], an individual citizen of the People’s Republic of China By: ____________________________ Name: Tang Hui Tian	“BUYER” [Wei Wen De], an individual citizen of the People’s Republic of China By: ____________________________ Name: Wei Wen De
“BUYER” [Jiang You Ru], an individual citizen of the People’s Republic of China By: ____________________________ Name: Jiang You Ru	“BUYER” [Wang Bang Fu], an individual citizen of the People’s Republic of China By: ____________________________ Name: Wang Bang Fu
“BUYER” [Liu Chun Lin], an individual citizen of the People’s Republic of China By: ____________________________ Name: Liu Chun Lin	“BUYER” [Zhao Ming An], an individual citizen of the People’s Republic of China By: ____________________________ Name: Zhao Ming An
“BUYER” [Zhang Qing Qiu], an individual citizen of the People’s Republic of China By: ____________________________ Name: Zhang Qing Qiu	“BUYER” [Yang Xiao Jian], an individual citizen of the People’s Republic of China By: ____________________________ Name: Yang Xiao Jian

“BUYER” [Meng Yuan Gang], an individual citizen of the People’s Republic of China By: ____________________________ Name: Meng Yuan Gang	“BUYER” [Jiang Qi Feng], an individual citizen of the People’s Republic of China By: ____________________________ Name: Jiang Qi Feng
“BUYER” [He Wen Heng], an individual citizen of the People’s Republic of China By: ____________________________ Name: He Wen Heng	“BUYER” [Liu Gong Chun], an individual citizen of the People’s Republic of China By: ____________________________ Name: Liu Gong Chun
“BUYER” [Jia Jun Wen], an individual citizen of the People’s Republic of China By: ____________________________ Name: Jia Jun Wen	“BUYER” [Tan Yu Jing], an individual citizen of the People’s Republic of China By: ____________________________ Name: Tan Yu Jing
“BUYER” [Li Jing Hua], an individual citizen of the People’s Republic of China By: ____________________________ Name: Li Jing Hua	“BUYER” [Ye Yuan Jian], an individual citizen of the People’s Republic of China By: ____________________________ Name: Ye Yuan Jian

Attachments:

Exhibit A Certain Definitions
Exhibit B  Form of Call Exercise Notice

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Bankruptcy Law” means any Law of any jurisdiction relating to bankruptcy, insolvency, corporate reorganization, company arrangement, civil rehabilitation, special liquidation, moratorium, readjustment of debt, appointment of a conservator, trustee or receiver, or similar debtor relief.

“Call Exercise Notice” is defined in Section 1.3.

“Call Price” is defined in Section 1.4(a).

“Call Right” is defined in Section 1.1.

“Collateral Agent” is defined in Section 2.5(a).

“Conditions” means Conditions 1 through 4, in the aggregate.

“Effective Date” is defined in the Preamble.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Exchange Agreement” is defined in the Recitals.

“Exchange Transaction” is defined in the Recitals.

“Exercise Date” is defined in Section 1.3.

“Exercise Period” is defined in Section 1.2.

“Expiration Date” is defined in Section 1.2.

“GAAP” means generally accepted accounting principles consistently applied during the relevant period.

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Body of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Holdco” is defined in the Recitals.

“Initial Call Date” is defined in Section 1.2.

“Law” means any national, federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Operating Company” is defined in the Recitals.

“Party” and “Parties” are defined in the Preamble to this Agreement.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Seller’s Shares” is defined in Section 1.1.

“Shell Company” is defined in the Recitals.

“US GAAP” means United States Generally Accepted Accounting Principles consistently applied.

EXHIBIT B

FORM OF CALL EXERCISE NOTICE

[Date]

[__ZHANG XIAO YAN_ ] (the “Seller”)

[________________]

[________________]

Attention: [ Loeb & Loeb, LLP._]

Re:
Earn-In Agreement dated [ Dec 30, 2009 ] (the “Earn-In Agreement”), between [Tang Hui Tian, Jiang You Ru, Liu Chun Lin, Wei Wen De, Wang Bang Fu, Zhao Ming An, Zhang Qing Qiu, Yang Xiao Jian, Meng Yuan Gang, Jiang Qi Feng, He Wen Heng, Liu Gong Chun, Jia Jun Wen, Tan Yu Jing, Li Jing Hua, Ye Yuan Jian] (the “Buyer”) and [ZHANG XIAO YAN] (the “Seller”)

Dear Sir:

In accordance with Section  1.3 of the Earn-In Agreement, the Buyer hereby provides this notice of exercise of the Call Right in the manner specified below:

(a)	The Buyer hereby exercises its Call Right with respect to the Seller’s Shares pursuant to the Earn-In Agreement.

(b)	The Buyer will pay the sum of $_300,000___ to the Seller.

(d)	Pursuant to this exercise, the Seller will deliver to _Loeb & Loeb, LLP.___ the Seller’s Shares in accordance with the instructions attached hereto.

Dated: __Dec 30, 2009

[ZHANG XIAO YAN]